Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement Form S-1 of our report dated April 27, 2024, except for Notes 2, 3 and 8, as to which the date is October 25, 2024, which contains an explanatory paragraph relating to the correction of certain misstatements related to the 2023 and 2022 financial statements as described in Note 2 to the financial statements, and an explanatory paragraph relating to substantial doubt about the ability of Rain Enhancement Technologies, Inc. to continue as a going concern as described in Note 1 to the financial statements, relating to the financial statements of Rain Enhancement Technologies, Inc. as of December 31, 2023 and 2022, and for the year ended December 31, 2023, and for the period from November 10, 2022 (inception) to December 31, 2022, which is contained in that Prospectus.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
January 30, 2025